EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2003, except for the third paragraph of Note 2 and Note 9, as to which the date is August 6, 2003, relating to the financial statements and financial statement schedule of Medco Health Solutions, Inc., which appears in Medco Health Solutions, Inc.’s Registration Statement on Form 10 filed August 7, 2003.

PricewaterhouseCoopers LLP

Florham Park, NJ

August 12, 2003